Exhibit 12.1


               Computation of Ratios of Earnings to Fixed Charges

The following table sets forth certain information regarding our consolidated ratio of earnings to fixed charges for the five-year period ended December 31, 2006.

                                                         Year Ended December 31,
                                ----------------------------------------------------------------------
                                 2002 (b)      2003 (b)      2004 (b)        2005(b)         2006
                                 --------      --------      --------        -------         ----

Ratio of earnings to fixed
   charges (a).................       8.1          6.4            7.2            8.4           10.0


(a) These ratios were calculated by dividing the sum of fixed charges into the sum of earnings before taxes and fixed charges. Fixed charges for these purposes consist of all interest expense and the approximate portion of rental expense representing interest.

(b)      Restated as described in Note A in Item 8 of this report on Form 10-K.